EXHIBIT 99.3

PART I

ITEM 2. PROPERTIES

Building Materials Business

As of December 31, 2016, the Company processed or shipped aggregates from 276 quarries, underground mines, and distribution yards in 29 states, Canada, and the Bahamas, of which 108 are located on land owned by the Company free of major encumbrances, 58 are on land owned in part and leased in part, 103 are on leased land, and seven are on facilities neither owned nor leased, where raw materials are removed under an agreement.  The Company’s aggregates reserves, on the average, exceed 60 years based on normalized levels of production, and approximate 100 years at current production rates.  However, certain locations may be subject to more limited reserves and may not be able to expand.  In addition, as of December 31, 2016, the Company processed and shipped ready mixed concrete and/or asphalt products from 158 properties in five states, of which 127 are located on land owned by the Company free of major encumbrances, one is on land owned in part and leased in part, 29 are on leased land, and one is on a facility neither owned or leased, where product is sold under an agreement.

The Company uses various drilling methods, depending on the type of aggregate, to estimate aggregates reserves that are economically mineable.  The extent of drilling varies and depends on whether the location is a potential new site (greensite), an existing location, or a potential acquisition.  More extensive drilling is performed for potential greensites and acquisitions, and in rare cases, the Company may rely on existing geological data or results of prior drilling by third parties.  Subsequent to drilling, selected core samples are tested for soundness, abrasion resistance, and other physical properties relevant to the aggregates industry.  If the reserves meet the Company’s standards and are economically mineable, then they are either leased or purchased.

The Company estimates proven and probable reserves based on the results of drilling.  Proven reserves are reserves of deposits designated using closely spaced drill data, and based on that data the reserves are believed to be relatively homogenous.  Proven reserves have a certainty of 85% to 90%.  Probable reserves are reserves that are inferred utilizing fewer drill holes and/or assumptions about the economically mineable reserves based on local geology or drill results from adjacent properties.  The degree of certainty for probable reserves is 70% to 75%.  In determining the amount of reserves, the Company’s policy is to not include calculations that exceed certain depths, so for deposits, such as granite, that typically continue to depths well below the ground, there may be additional deposits that are not included in the reserve calculations.  The Company also deducts reserves not available due to property boundaries, set-backs, and plant configurations, as deemed appropriate when estimating reserves.  The Company uses the same methods of analysis to evaluate and estimate the amount of its aggregates reserves used in the cement manufacturing process for its cement product line as it does for its aggregates product line. For additional information on the Company’s assessment of reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Financial Information - Critical Accounting Policies and Estimates- Property, Plant and Equipment” under Item 7 of this Form 10-K and the 2016 Annual Report for discussion of reserves evaluation by the Company.

Set forth in the tables below are the Company’s estimates of reserves of recoverable aggregates of suitable quality for economic extraction, shown on a state-by-state basis, and the Company’s total annual production for the last three years, along with the Company’s estimate of years of production available, shown on a segment-by-segment basis.  The number of producing quarries shown on the table includes underground mines. The Company’s reserve estimates for the last two years are shown for comparison purposes on a state-by-state basis.  The changes in reserve estimates at a particular state level from year to year reflect the tonnages of reserves on locations that have been opened or closed during the year, whether by acquisition, disposition, or otherwise; production and sales in the normal course of business; additional reserve estimates or refinements of the Company’s existing reserve estimates; opening of additional reserves at existing locations; the depletion of reserves at existing locations; and other factors.  The Company evaluates its reserve estimates primarily on a Company-wide, or segment-by-segment basis, and does not believe comparisons of changes in reserve estimates on a state-by-state basis from year to year are particularly meaningful. The Company’s estimate of reserves shown in the tables below include reserves used in the Company’s cement product line and Magnesia Specialties business.

ITEM 2. PROPERTIES (continued)

* The Company calculates its aggregates reserves for purposes of this table based on land that has been zoned for quarrying and land for which the Company has determined zoning is not required.

** The Company may own additional land adjacent or near existing quarries on which reserves may be located but does not include such reserves in these calculations if zoning is required but has not been obtained.

*** The Company's reserves presented in the State of Ohio include dolomitic limestone reserves used in the business of the Magnesia Specialties segment.
**** The Company's reserves presented in the State of Texas include limestone reserves used in the cement product line.

ITEM 2. PROPERTIES (continued)

	Total Annual Production (in tons) (add 000)			Number of years of production
	For year ended December 31			available at December 31, 2016

Reportable Segment	2016	2015	2014

Mid-America Group	67,431	62,846	59,785	107.4
Southeast Group	20,468	21,148	18,932	161.2
West Group	75,421	69,223	62,579	74.4

Total Aggregates Product Line	163,320	153,217	141,296	98.9

As of December 31, 2016, the Company, through its subsidiaries, processed or shipped cement from six properties in one state, of which four are located on land owned by the Company free of major encumbrances and two are on leased land.  The Company’s cement product line has production facilities located at two sites in Texas: Midlothian, Texas, south of Dallas/Fort Worth; Hunter, Texas, north of San Antonio. The following table summarizes certain information about the Company’s cement manufacturing facilities at December 31, 2016:

Plant	Rated Annual Productive Capacity-Tons of Clinker	Manufacturing Process	Service Date	Internally Estimated Minimum Reserves--Years

Midlothian, TX	2,200,000	Dry	2001	52
Hunter, TX	2,250,000	Dry	2013 and 1981	140
Total	4,450,000

Reserves identified with the facilities shown above are contained on approximately 2,844 acres of land owned by the Company.  As of December 31, 2016, the Company estimated its total proven and probable limestone reserves on such land to be approximately 697 million tons.

The Company’s cement manufacturing facilities include kilns, crushers, pre-heaters/calciners, coolers, finish mills and other equipment used to process limestone and other raw materials into cement, as well as equipment used to extract and transport the limestone from the adjacent quarries. These cement manufacturing facilities are served by rail and truck.

As of December 31, 2016, the Company, through its subsidiaries, also operated five cement distribution terminals and owned the real estate at the California cement grinding and packaging facility it sold on September 30, 2015, which it expects to sell for non-cement use.

Magnesia Specialties Business

The Magnesia Specialties business currently operates major manufacturing facilities in Manistee, Michigan, and Woodville, Ohio. Both of these facilities are owned.

ITEM 2. PROPERTIES (continued)

Other Properties

The Company’s principal corporate office, which it owns, is located in Raleigh, North Carolina.  The Company owns and leases various administrative offices for its four reportable business segments.

Condition and Utilization

The Company’s principal properties, which are of varying ages and are of different construction types, are believed to be generally in good condition, are generally well maintained, and are generally suitable and adequate for the purposes for which they are used.

During 2016, the principal properties of the aggregates product line were believed to be utilized at average productive capacities of approximately 65% and were capable of supporting a higher level of market demand. However, during the economic recession, the Company adjusted its production schedules to meet reduced demand for its products.  For example, the Company has reduced operating hours at a number of its facilities, closed some of its facilities, and temporarily idled some of its facilities.  In 2016, the Company’s aggregates product line operated at a level significantly below capacity, which restricted the Company’s ability to capitalize $71.3 million of costs that could have been inventoried under normal operating conditions.  If demand does not improve over the near term, such reductions and temporary idling could continue.  The Company expects, however, as the economy continues to recover, it will be able to resume production at its normalized levels and increase production again as demand for its products increases.

During 2016 the Texas cement plants were operating on average at 76 percent utilization.  The Company divested of the California cement plant in 2015.  The Portland Cement Association (“PCA”) forecasts a 3% increase in demand in Texas in 2017 over 2016.  The cement product line’s leadership team, in collaboration with the aggregates and ready mixed concrete teams, have developed strategic plans regarding interplant efficiencies, as well as tactical plans addressing plant utilization and efficiency.  Due to the 24/7/365 nature of cement operations, significant gains in plant utilization and efficiency are typically achieved only during plant shutdowns.

The Company expects future organic earnings growth to result from increased pricing, rationalization of the current product portfolio and/or further cost reductions. In the current operating environment where steel utilization is at levels close to or below 70% and the strength of the United States dollar pressures product competitiveness in international markets, any unplanned change in costs or customers introduces volatility to the earnings of the Magnesia Specialties segment.

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